Exhibit 15.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室

Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Antelope Enterprise Holdings Ltd

(Formerly known as China Ceramics Co., Ltd.)

We hereby consent to the use of our report dated April 28, 2021, on the financial statements of Antelope Enterprise Holdings Ltd (Formerly known as China Ceramics Co., Ltd), which appears in this Annual Report on Form 20-F. We also hereby consent to the incorporation by reference in this Annual Report on Form 20-F of Antelope Enterprise Holdings Ltd (formerly known as China Ceramics Co., Ltd.) (“the Company”) for the year ended December 31, 2020 of our reports dated April 28, 2021 included in its Form S-8 (No. 333-219005) filed with the SEC on June 27, 2017, Form S-8 (No. 333-239806) filed with the SEC on July 10, 2020, Form F-3 (No. 333-228182) filed with the SEC on November 5, 2018, Form F-3 (No. 333-248998) filed with the SEC on September 23, 2020, Form F-3 (No. 333-238885) filed with the SEC on June 2, 2020, Form F-3 (No. 333-224302) filed with the SEC on April 16, 2018, and Form F-1 (No. 333-231809) filed with the SEC on May 30, 2019, respectively, relating to the consolidated statements of financial position of the Company as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2020 listed in the accompanying index.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

April 28, 2021